Exhibit 2.1

EXCHANGE AGREEMENT

BY AND AMONG

PUBLIC MEDIA WORKS, INC.

ENTERTAINMENTXPRESS, INC.

AND

CERTAIN STOCKHOLDERS OF ENTERTAINMENTXPRESS, INC.

Dated March 24, 2010

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EXHIBITS AND SCHEDULES

Exhibit A	Form of PMW Officer and Director Release

Exhibit B	Form of Notice of Exchange (Preferred Stock)

Exhibit C	Form of Notice of Exchange (Common Stock)

Schedule I	Schedule of EntertainmentXpress Shares to be exchanged for PMW Common Stock

Schedule II	Investor Questionnaire

EXCHANGE AGREEMENT

This Exchange Agreement (“Agreement”), is made and entered into as of March 24, 2010, by and among Public Media Works, Inc., a Delaware corporation (“PMW”), EntertainmentXpress, Inc., a California corporation (“EntertainmentXpress”), and the stockholders of EntertainmentXpress set forth on the signature pages to this Agreement (collectively, the “Sellers” and individually, a “Seller”) with respect to the following facts:

RECITALS

A. Sellers own more than fifty percent (50%) of the issued and outstanding shares of Common Stock, no par value, and Preferred Stock, no par value, of EntertainmentXpress (the “EntertainmentXpress Shares”) in the denominations as set forth opposite their respective names on Schedule I to this Agreement;

B. PMW desires to acquire from Sellers, and Sellers desire to sell and transfer to PMW, all of the EntertainmentXpress Shares owned by Sellers on the Closing Date in exchange for the issuance and delivery by PMW of one (1) share of Common Stock, par value $0.0001 per share, of PMW (“Common Stock”), for each one (1) EntertainmentXpress Share (the “Exchange Ratio”) on the terms and conditions set forth below (the “Exchange”);

C. It is intended that, for federal income tax purposes, the Exchange shall qualify as an exchange described in Section 351 of the of the Internal Revenue Code of 1986, as amended (the “Code”) and a reorganization described in Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF SECURITIES

Section 1.1 The Exchange. On the terms and subject to the conditions of this Agreement, PMW shall issue and deliver to each of the Sellers owning EntertainmentXpress Shares such number of shares of Common Stock as is set forth opposite such Seller’s name on Schedule I hereto, subject to adjustment as set forth in Section 1.2, and each such Seller shall sell, transfer and deliver to PMW, the number of issued and outstanding EntertainmentXpress Shares set forth opposite such Seller’s name on Schedule I hereto along with a duly executed share assignment endorsed in favor of PMW on the Closing Date. In the event that Seller’s EntertainmentXpress Shares are subject to a repurchase right in favor of EntertainmentXpress, then, by virtue of this Agreement, such repurchase right shall be assigned to PMW and shall continue in full force and effect with respect to the Common Stock under its original terms and conditions; provided, that to the extent that the repurchase right was triggered upon termination of service from EntertainmentXpress, after the Exchange such trigger shall be predicated upon termination of service from PMW or any of its affiliated entities.

Section 1.2 Exchange Ratio.

(a) Based on the outstanding capital stock of PMW as of the date hereof and anticipated stock option exercises of outstanding PMW options to take place prior to Closing, the former stockholders of EntertainmentXpress would own no more than 18,500,000 shares of Common Stock of PMW, and all of the current stockholders of PMW would own no more than an aggregate of 6,600,000 shares of Common Stock of PMW. Holders of PMW Options would own PMW options to purchase no more than 1,000,000 shares of Common Stock.

(b) If between the date of this Agreement and the Closing Date, there shall be any change in the number of shares of outstanding capital stock of either PMW or EntertainmentXpress, including the issuance of any options or rights to acquire Common Stock, the Exchange Ratio shall be adjusted such that immediately following the Closing the aggregate number of shares of Common Stock issued to each represents the percentage ownership set forth above.

(c) If between the date of this Agreement and the Closing Date, the holders of issued and outstanding EntertainmentXpress Shares constituting less than one hundred percent (100%) but more than ninety percent (90%) have agreed to the Exchange contemplated hereunder (all other EntertainmentXpress stockholders, hereinafter the “Delayed Stockholders”), then EntertainmentXpress shall proceed to the Closing of the Exchange, subject to satisfaction of the conditions set forth in Section 7.1. For a period of three months following the Closing Date, PMW may, but shall not be required to accept for Exchange any EntertainmentXpress Shares then held by any Delayed Stockholder, subject to such Delayed Stockholder’s execution of this Agreement as a Seller for all intents and purpose, including but not limited to assuming all representations, warranties and undertakings of the Sellers hereunder and performance of all of the conditions for Closing to be performed by each Seller hereunder. Until such time as a Delayed Stockholder executes this Agreement and submits his EntertainmentXpress Shares in exchange for shares of Common Stock (thereby becoming a Seller), and such exchange is accepted by PMW, such Delayed Stockholder shall remain a stockholder of EntertainmentXpress and shall not be considered a stockholder of PMW and shall not be entitled to any of the rights thereof, including without limitation the right to vote or receive any distributions with respect thereto.

ARTICLE II

THE CLOSING

Section 2.1 Closing Date. The closing of the Exchange and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sheppard Mullin Richter & Hampton LLP, San Diego, CA 92130 at 10:00 a.m. on April 16, 2010, or at such other location, date and time as PMW and EntertainmentXpress may agree. The time and date upon which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 2.2 Transactions at Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed as having taken place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(a) PMW shall deliver to EntertainmentXpress, as agent for Sellers, the following documents:

(i) Validly executed stock certificates corresponding to the Common Stock issued in the name of the Sellers in the amounts set forth in Schedule I;

(ii) Instructions directing its transfer agent to register the allotment of the Common Stock to the Sellers in the stockholders ledger of PMW;

(iii) True copies of all consents and waivers obtained by PMW, in accordance with the provisions of Section 7.1 below;

(iv) Certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that PMW is in good standing under the laws of said state;

(v) Certified copy of the Certificate of Incorporation of PMW, as certified by the Secretary of State of the State of Delaware at or about the Closing Date;

(vi) Secretary’s certificate duly executed by PMW’s secretary attaching and attesting to the accuracy of: (A) the bylaws of PMW, (B) the resolutions of PMW’s board of directors issuing and allotting the Common Stock to the Sellers subject to the provisions hereof, approving the transactions contemplated hereby, including the Exchange, selecting Garrett Cecchini, Geoffrey Mulligan, Mark Rogers and Conor Riley as the directors of PMW and appointing the officers of EntertainmentXpress Garrent Cecchini (Chief Executive Officer and Secretary), Larry Gitlin (President and Chief Operating Officer), Karl Sjogren (Chief Financial Officer), Richard Waxman (Executive Vice President of Sales and Marketing), and Imran Sayeed (Executive Vice President Field Operations) as the officers of PMW, and (C) an incumbency certificate signed by all of the executive officers of PMW dated at or about the Closing Date;

(vii) An officer’s certificate duly executed by PMW’s chief executive officer to the effect that the conditions set forth in Section 7.1(a) below have been satisfied, dated as of the date of the Closing;

(viii) Resignation and release agreements, substantially in the form attached hereto as Exhibit A from current officers Joseph Merhi (Chief Executive Officer and principal financial officer), and Eli Samaha (President) and directors Edward Frumkes, Joseph Merhi, and George Mainas of PMW to be effective as of the Closing (which shall be not less than 10 days after the mailing of a 14(f)-1 Information Statement to PMW’s stockholders of record);

(ix) All corporate books and records of PMW; and

(x) Such other documents and instruments as EntertainmentXpress may reasonably request.

(b) EntertainmentXpress shall deliver, or cause to be delivered, to PMW the following documents and/or shall take the following actions:

(i) Validly executed stock certificates corresponding to the number of EntertainmentXpress Shares being transferred by the Sellers, issued in the name of PMW and shall register the shares in the name of PMW in the stockholders register of EntertainmentXpress.

(ii) Certificate of good standing from the Secretary of State of the State of California, dated at or about the Closing Date, to the effect that EntertainmentXpress is in good standing under the laws of said state;

(iii) Certified copy of the Certificate of Incorporation of EntertainmentXpress, as amended to date certified by the Secretary of State of the State of California at or about the Closing Date;

(iv) Secretary’s certificate duly executed by EntertainmentXpress’ secretary attaching and attesting to the accuracy of: (A) the bylaws of EntertainmentXpress, (B) the resolutions of EntertainmentXpress’s board of directors, approving the transactions contemplated hereby, including the Exchange, and (C) an incumbency certificate signed by all of the executive officers of EntertainmentXpress dated at or about the Closing Date;

(v) An officer’s certificate duly executed by EntertainmentXpress’s chief executive officer of EntertainmentXpress to the effect that the conditions set forth in Section 7.2(a) below have been satisfied, dated as of the date of the Closing; and

(vi) Such other documents as PMW may reasonably request.

(c) The Sellers shall deliver the following documents:

(i) to PMW, duly executed share assignments in the form attached hereto as Exhibit B or Exhibit C effecting the immediate and unconditional sale, assignment and irrevocable transfer of EntertainmentXpress Shares to PMW, free and clear of any Liens, or any other third party rights of any kind and nature, whether voluntarily incurred or arising by operation of law and

(ii) to EntertainmentXpress, as agent for PMW, all share certificates in respect of EntertainmentXpress Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PMW

PMW represents and warrants to EntertainmentXpress and each Seller that, subject to such exceptions as may be specifically set forth in the public reports filed by PMW on the SEC’s EDGAR database and as set forth in the PMW Disclosure Schedule attached hereto, the statements contained in this Article III are true and correct as of the date of this Agreement:

Section 3.1 Organization and Qualification. PMW is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. PMW is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect. PMW has no subsidiaries and is not a participant in any joint venture, partnership, or similar arrangement.

Section 3.2 Authorization. PMW has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

Section 3.3 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by PMW and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of PMW, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 3.4 No Conflict. Neither the execution and delivery of this Agreement by PMW nor the performance by PMW of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with PMW’s Articles of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to PMW or any of the properties or assets of PMW; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of PMW, or result in the creation or imposition of any Lien upon any properties, assets or business of PMW under, any Contract or any order, judgment or decree to which PMW is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on PMW, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

Section 3.5 Required Filings and Consents. The execution and delivery of this Agreement by PMW does not, and the performance of this Agreement by PMW will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to PMW except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities laws (“Blue Sky Laws”); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PMW, or would not prevent or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

Section 3.6 Capitalization. The authorized capital stock of PMW consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 5,886,458 shares of Common Stock are issued and outstanding as of the date of this Agreement, and no more than 6,600,000 shares of Common Stock will be issued and outstanding as of the Closing Date. In addition, as of the date of this Agreement, there are outstanding options to purchase 600,000 shares of Common Stock, and as of the Closing Date there will be no more than 1,000,000 options to purchase shares of Common Stock. Except for the transactions contemplated by this Agreement, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from PMW any shares of capital stock of PMW and there are no contracts or commitments providing for the issuance of, or the granting of rights to acquire, any shares of capital stock of PMW or under which PMW is, or may become, obligated to issue any of its securities. All shares of capital stock of PMW outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

Section 3.7 Status of Common Stock. The Common Stock, when issued and allotted at the Closing in exchange for EntertainmentXpress Shares, will be duly authorized, validly issued, fully paid, nonassessable, and free of any preemptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in PMW’s charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Sellers, in PMW’s stockholders ledger.

Section 3.8 SEC Reports and Financial Statements. PMW has timely filed with the SEC all forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under any applicable law, and has heretofore made available (or promptly following filing will make available) to EntertainmentXpress true and complete copies of, all such forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under the Exchange Act or the Securities Act, the “PMW SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the PMW SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

Section 3.9 Financial Statements. Each of the financial statements (the “PMW Financial Statements”) included in the PMW SEC Documents including but not limited to the audited financial statements for the years ended February 28, 2008 and February 28, 2009 and the unaudited financial statements for the nine (9) month period ended November 30, 2009 have been (or will be) filed in accordance with any applicable law and prepared from, and are in accordance with, the books and records of PMW, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of PMW as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

Section 3.10 No Undisclosed Assets or Liabilities. Except as disclosed in the PMW Financial Statements, PMW does not have any liabilities, indebtedness or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due (collectively, “Liabilities”), and, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, including without limitation any liabilities for foreign, federal, state, local or other taxes (including deficiencies, interest and penalties). As of the Closing Date, PMW shall have no Liabilities other than (i) up to $100,000 in unsecured accounts payable or accrued expenses, and (ii) up to $1,200,000 in long term debt.

Section 3.11 Material Contracts. Each PMW Material Contract (i) is legal, valid, binding and enforceable and in full force and effect with respect to PMW, and to PMW’s knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither PMW nor, to PMW’s knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by PMW or, to PMW’s knowledge, by any such other party, or permit termination, modification or acceleration, under the PMW Material Agreement.

Section 3.12 Intellectual Property Rights.

(a) PMW owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in its business, free and clear of all liens, claims or encumbrances (all of which are referred to as the “PMW Intellectual Property Rights”). The foregoing representation as it relates to all licenses, sublicenses and other agreements to which PMW is a party and pursuant to which PMW is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”) is limited to the interests of PMW pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants PMW such rights to such intellectual property as are used in the business as currently conducted.

(b) PMW (i) has not received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) does not have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any PMW Intellectual Property Rights or Licensed Intellectual Property. PMW has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

Section 3.13 Litigation. There is no action pending or, to the knowledge of PMW, threatened against PMW that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against PMW, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 3.14 Taxes. PMW has filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and PMW has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to PMW’s Knowledge, against PMW or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon PMW’s assets.

Section 3.15 Registration. No order revoking the registration of PMW or the Common Stock under the Exchange Act has been issued by any court, securities commission or regulatory authority in the United States and no proceedings for such purpose are pending or, to the Knowledge of PMW, after reasonable inquiry, threatened.

Section 3.16 Listing and Maintenance Requirements. The Common Stock is registered under Section 12(g) of the Exchange Act, and PMW has taken no action designed to, or which to the knowledge of PMW is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act, nor has PMW received any notification that the SEC is contemplating terminating such registration. The Common Stock is presently traded on the OTC Bulleting Board under the symbol “PUBM”. PMW has not, in the past twelve months, received notice from the OTC Bulleting Board to the effect that PMW is not in compliance with the listing or maintenance requirements of the OTC Bulletin Board. PMW is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 3.17 Books and Records. The books and records, financial and others, of PMW are in all material respects complete and correct and have been maintained in accordance with good business accounting practices.

Section 3.18 Insurance. PMW is secured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably precedent and customary in the business in which PMW operates. PMW does not have any knowledge of facts or circumstances which would cause PMW to believe that it will not be able to renew its existing insurance coverage when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 3.19 Compliance. PMW is in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. PMW has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. PMW does not, and is not require to, hold any permits, licenses or franchises from Governmental Authorities.

Section 3.20 Absence of Certain Changes. Since November 30, 2009, except as described in the PMW SEC Documents or as expressly permitted or required by this Agreement or with the consent of EntertainmentXpress, PMW has not:

(a) sold or otherwise issued any shares of capital stock, other than 600,000 additional shares as of the date of this Agreement;

(b) acquired any assets or incurred any Liabilities;

(c) amended its certificate of incorporation or bylaws;

(d) waived any rights of value which in the aggregate are extraordinary or material considering the business of PMW;

(e) made any material change in its method of management, operation or accounting;

(f) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(g) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date;

(h) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

(i) become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of PMW or become subject to any change or development in, or effect on, PMW that has or could reasonably be expected to have a Material Adverse Effect,

(j) entered into any agreement to take any action described in clauses (a) through (i) above

Section 3.21 Material Transactions or Affiliations. Except as described in the PMW SEC Documents, there is no contract, agreement or arrangement between PMW and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by PMW to own beneficially, five percent or more of the issued and outstanding Common Stock and which is to be performed in whole or in part after the date hereof. PMW has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 3.22 Employees. PMW is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to PMW’s knowledge, reasonably expected or threatened, between PMW, on the one hand, and any or all of its current or former employees, on the other hand. There are no claims pending, or, to PMW’s knowledge, reasonably expected or threatened, against PMW under any workers’ compensation or long term disability plan or policy. PMW has no unsatisfied obligations that would have a Material Adverse Effect on PMW to any employees, former employees, or qualified beneficiaries pursuant to any employee benefit plans, COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

Section 3.23 Previous Sales of Securities. Since inception, PMW has sold Common Stock to investors only in registered offerings or reliance upon applicable exemptions from the registration requirements under any applicable law including the laws of the United States and any applicable states and all such sales were made in accordance with the laws of said jurisdictions. Except as provided in this Agreement, PMW has not granted or agreed to grant any registration rights, including piggyback rights, to any Person or entity.

Section 3.24 Principals of PMW. During the past ten years, no officer or director of PMW has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 3.25 Tax-Free Exchange. PMW has not taken any action, nor does PMW know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a “reorganization” within the meaning of Section 351 or 368 of the Code.

Section 3.26 Brokers and Finders. Neither PMW, nor any of its officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Exchange for which PMW has or could have any liability.

Section 3.27 Disclosure. There is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of PMW and/or its subsidiaries that has not been disclosed in writing to EntertainmentXpress and/or Sellers by PMW. No representation or warranty of PMW in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ENTERTAINMENTXPRESS

EntertainmentXpress represents and warrants to PMW that the statements contained in this Article IV are true and correct as of the date of this Agreement:

Section 4.1 Organization and Qualification. EntertainmentXpress is duly organized and validly existing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. EntertainmentXpress is duly qualified as a foreign corporation to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have a Material Adverse Effect. EntertainmentXpress has no subsidiaries.

Section 4.2 Authorization. EntertainmentXpress has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Exchange.

Section 4.3 Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by EntertainmentXpress and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of EntertainmentXpress, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.4 No Conflict. Neither the execution and delivery of this Agreement by EntertainmentXpress nor the performance by EntertainmentXpress of its obligations hereunder, nor the consummation of the Exchange, will: (i) conflict with EntertainmentXpress’s Articles of

Incorporation; (ii) violate any statute, law, ordinance, rule or regulation, applicable to EntertainmentXpress or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of EntertainmentXpress, or result in the creation or imposition of any Lien upon any properties, assets or business of EntertainmentXpress under, any Material Contract or any order, judgment or decree to which EntertainmentXpress is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) or (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on EntertainmentXpress, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.5 Required Filings and Consents. The execution and delivery of this Agreement by EntertainmentXpress do not, and the performance of this Agreement by EntertainmentXpress will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, with respect to EntertainmentXpress, except: (i) compliance with applicable requirements of the Securities Act, the Exchange Act, and Blue Sky Laws; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EntertainmentXpress, or materially delay consummation of the Exchange or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.6 Capitalization. The authorized capital stock of EntertainmentXpress is 30,000,000 shares divided into: (i) 20,000,000 shares of Common Stock, no par value, of which 10,230,000 shares are issued and outstanding and (ii) 10,000,000 shares of Preferred Stock, no par value, of which 6,970,755 are issued and outstanding as Series A Preferred Stock. All EntertainmentXpress Shares outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights.

Section 4.7 Financial Statements. EntertainmentXpress has previously furnished to PMW true and complete copies of the audited consolidated balance sheet of EntertainmentXpress for the fiscal year ended December 31, 2009 and the related statements of operations, stockholders equity and cash flows for the year then ended (all of such financial statements of EntertainmentXpress collectively, the “EntertainmentXpress Financial Statements”). The EntertainmentXpress Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of EntertainmentXpress at the date or for the period set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The EntertainmentXpress Financial Statements have been prepared from and in accordance with the books and records of EntertainmentXpress.

Section 4.8 No Undisclosed Liabilities. Except as disclosed in the EntertainmentXpress Financial Statements, EntertainmentXpress has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation. As of the Closing Date, EntertainmentXpress shall have no Liabilities other than (i) up to $1,000,000 of debt, of which no more than $200,000 will be current liabilities with maturities of less than one year from the Closing Date.

Section 4.9 Material Contracts. Each EntertainmentXpress Material Contract (i) is legal, valid, binding and enforceable and in full force and effect with respect to EntertainmentXpress, and to EntertainmentXpress’s knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (ii) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity. Neither EntertainmentXpress nor, to EntertainmentXpress’s knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by EntertainmentXpress or, to EntertainmentXpress’s knowledge, by any such other party, or permit termination, modification or acceleration, under the EntertainmentXpress Material Agreement.

Section 4.10 Intellectual Property Rights.

(a) EntertainmentXpress owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in its business, free and clear of all liens, claims or encumbrances (all of which are referred to as the “EntertainmentXpress Intellectual Property Rights”). The foregoing representation as it relates to all licenses, sublicenses and other agreements to which EntertainmentXpress is a party and pursuant to which EntertainmentXpress is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”) is limited to the interests of EntertainmentXpress pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants EntertainmentXpress such rights to such intellectual property as are used in the business as currently conducted.

(b) EntertainmentXpress (i) has not received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) does not have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any EntertainmentXpress Intellectual Property Rights or Licensed Intellectual Property. EntertainmentXpress has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

Section 4.11 Litigation. There is no action pending or, to the knowledge to EntertainmentXpress, threatened against EntertainmentXpress that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against EntertainmentXpress, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

Section 4.12 Taxes. EntertainmentXpress has timely filed (or has had timely filed on its behalf) with the appropriate tax authorities all tax returns required to be filed by it or on behalf of it, and each such tax return was complete and accurate in all material respects, and EntertainmentXpress has timely paid (or has had paid on its behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to EntertainmentXpress’s Knowledge, against EntertainmentXpress or with respect to any of its assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon EntertainmentXpress’s assets.

Section 4.13 Compliance. EntertainmentXpress is in compliance with all federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. EntertainmentXpress has not received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. EntertainmentXpress holds all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.14 Absence of Certain Changes. Since the date of the most recent EntertainmentXpress Financial Statements:

(a) there has been no change or development in, or effect on, EntertainmentXpress that has or could reasonably be expected to have a Material Adverse Effect;

(b) EntertainmentXpress has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of its assets other than in the ordinary course of business;

(c) EntertainmentXpress has not paid any dividends or distributed any of its assets to any of its stockholders;

(d) EntertainmentXpress has not acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business;

(e) EntertainmentXpress has not waived or amended any of its respective material contractual rights except in the ordinary course of business, and

(f) EntertainmentXpress has not entered into any agreement to take any action described in clauses (a) through (f) above.

Section 4.15 Material Transactions or Affiliations. Except for employment agreements, stock option agreements, and deferred compensation plans, there is no contract, agreement or arrangement between EntertainmentXpress and any person who was, at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by EntertainmentXpress to own beneficially, five percent or more of its issued and outstanding common stock or preferred stock and which is to be performed in whole or in part after the date hereof. EntertainmentXpress has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

Section 4.16 Employees. EntertainmentXpress is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, except where any failure to comply would not constitute a Material Adverse Effect. There are no proceedings pending or, to EntertainmentXpress’s knowledge, reasonably expected or threatened, between EntertainmentXpress, on the one hand, and any or all of its current or former employees, on the other hand. There are no claims pending, or, to EntertainmentXpress’s knowledge, reasonably expected or threatened, against EntertainmentXpress under any workers’ compensation or long term disability plan or policy. EntertainmentXpress has no unsatisfied obligations that would have a Material Adverse Effect on EntertainmentXpress to any employees, former employees, or qualified beneficiaries pursuant to any employee benefit plans, COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

Section 4.17 Principals of EntertainmentXpress. During the past ten years, no officer or director of EntertainmentXpress has been:

(a) the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) the subject of any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(d) found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Section 4.18 Tax-Free Exchange. EntertainmentXpress has not taken any action, nor does EntertainmentXpress know of any fact, that is reasonably likely to prevent the Exchange from qualifying as a “reorganization” within the meaning of Section 351 or 368 of the Code.

Section 4.19 Brokers and Finders. Neither, EntertainmentXpress nor any of its officers, directors, employees or managers, have employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees, advisory fees or consulting fees in connection with the Exchange for which EntertainmentXpress has or could have any liability.

Section 4.20 Disclosure. There is no known material fact or information relating to the business, condition (financial or otherwise), affairs, operations or assets of EntertainmentXpress that has not been disclosed in writing to PMW by EntertainmentXpress. No representation or warranty of EntertainmentXpress in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, hereby make the following representations and warranties to EntertainmentXpress and PMW:

Section 5.1 Authorization. Such Seller has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.2 Validity and Effect of Agreement. Upon the execution and delivery of each other document to which such Seller is a party (assuming due execution and delivery by each other party thereto) each such other document will be the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally.

Section 5.3 No Breach or Violation. The execution, delivery and performance by such Seller of this Agreement and each other document to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with (i) the certificate of incorporation or bylaws of such Seller, if applicable, or (ii) any agreement to which such Seller is a party, or by which such Seller or such Seller’s assets are bound or affected.

Section 5.4 Consents and Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to, any Government Authority or any other Person is necessary to be obtained, made or given by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any other document to which it is a party or for the consummation by such Seller of the transactions contemplated hereby or thereby.

Section 5.5 Title. The EntertainmentXpress Shares to be delivered by such Seller in connection with the transactions contemplated herein are, and at the Closing will be owned, of record and beneficially, solely by such Seller, free and clear of any Lien and represent such Seller’s entire ownership interest in EntertainmentXpress.

Section 5.6 Investor Status. Such Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has properly completed the form attached hereto as Schedule II.

Section 5.7 No Government Review. Such Seller understands that neither the SEC nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the Common Stock or passed upon or endorsed the merits of the Common Stock or the Exchange Agreement or any of the other documents relating to the Exchange (collectively, the “Offering Documents”), or confirmed the accuracy of, determined the adequacy of, or reviewed the Exchange Agreement or the other Offering Documents.

Section 5.8 Investment Intent. The shares of Common Stock are being acquired by Seller for Seller’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same. Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of EntertainmentXpress Shares.

Section 5.9 Restrictions on Transfer. Seller understands that the shares of Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, Seller shall furnish PMW with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to PMW. Seller acknowledges that it is able to bear the economic risks of an investment in the Common Stock for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

Section 5.10 Informed Investment. Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon EntertainmentXpress for legal or tax advice related to this investment. In making its decision to acquire the Common Stock, Seller has not relied upon any information other than information contained in this Agreement and in the other Offering Documents.

Section 5.11 Access to Information. Seller acknowledges that it has had access to and has reviewed all documents and records relating to PMW, including, but not limited to, the PMW SEC Documents, that it has deemed necessary in order to make an informed investment decision with respect to an investment in PMW.

Section 5.12 Reliance on Representations. Seller understands that the shares of Common Stock are being offered and sold to Seller in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that PMW and EntertainmentXpress are relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Common Stock. Seller represents and warrants to PMW and EntertainmentXpress that any information Seller has heretofore furnished or furnishes herewith to PMW and EntertainmentXpress is complete and accurate, and further represents and warrants that it will notify and supply corrective information to PMW and EntertainmentXpress immediately upon the occurrence of any change therein occurring prior to EntertainmentXpress’s issuance of the Common Stock. Within five (5) days after receipt of a request from EntertainmentXpress, Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which EntertainmentXpress is subject.

Section 5.13 No General Solicitation. Seller is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

Section 5.14 Legends. Seller understands that the certificates representing the Common Stock shall have endorsed thereon the following legend, and stop transfer instructions reflecting that these restrictions on transfer will be placed with the transfer agent of the Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT, (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH

OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.”

Section 5.15 Placement and Finder’s Fees. No agent, broker, investment banker, finder, financial advisor or other person acting on behalf of Seller or under its authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated hereby, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreements, arrangements or understanding made by or on behalf of Seller.

Section 5.16 Disclosure. No representation or warranty of the Seller in this Agreement or any statement or document delivered in connection herewith or therewith, contained or will contain any untrue statement of a material fact or fail to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE VI

CERTAIN COVENANTS

Section 6.1 Conduct of Business by PMW. Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of EntertainmentXpress, during the period commencing with the date of this Agreement and continuing until the Closing Date, PMW shall not conduct any trade or business other than as presently conducted, shall preserve intact its business organizations and maintain the registration of PMW and the Common Stock under the Exchange Act.

Section 6.2 Access to Information. At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article IX, and in each case subject to Section 6.3 below, each party hereto shall provide to the other party (and the other party’s authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

Section 6.3 Confidentiality. Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Exchange in strict confidence, shall not use such information except for the sole purpose of evaluating the Exchange and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, stockholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Exchange (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained. In the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

Section 6.4 No Shop. Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Article IX, neither PMW, nor EntertainmentXpress, nor the Sellers, nor any of their respective representatives shall, directly or indirectly, take any of the following actions with any third party: (i) solicit, initiate, encourage, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving PMW or EntertainmentXpress, (B) the acquisition of beneficial ownership of any equity interest in PMW or EntertainmentXpress, whether by issuance or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the Sellers or otherwise, (C) the license or transfer of all or a material portion of the assets of PMW or Entertainment Xpress or (D) any transaction that may be inconsistent with or that may have an adverse effect upon the transactions contemplated by this Agreement (any of the transactions described in clauses (A) through (D), a “Third-Party Acquisition”); or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to PMW or EntertainmentXpress in connection with, or take any other action to solicit, consider, entertain, facilitate or encourage any Inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third-Party Acquisition. The Parties acknowledge and agreed that money damages would not be a sufficient remedy for any breach of this Section and that any aggrieved party shall therefore be entitled to seek equitable relief, including an injunction or specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or equity.

Section 6.5 Further Assurances. Each of the parties hereto agrees to use commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Exchange, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the Exchange, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 6.6 Public Announcements. PMW, the Sellers and EntertainmentXpress shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to PMW, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of FINRA.

Section 6.7 Notification of Certain Matters. Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

Section 6.8 Financial Statements. Prior to the Closing, EntertainmentXpress shall deliver to PMW (i) the EntertainmentXpress Financial Statements prepared in compliance with GAAP, consistently applied, and in accordance with all applicable SEC rules and regulations, including Regulation S-X promulgated under the Securities Act, and (ii) the consent of its independent auditors to the inclusion of their audit report and the EntertainmentXpress Financial Statements in a Current Report on Form 8-K relating to the Exchange. EntertainmentXpress shall use its best efforts to have its independent auditor consent to PMW’s use of and reliance on the EntertainmentXpress Financial Statements as may be required in connection with any further filings made by PMW under the United States federal securities laws.

Section 6.9 Tax-Free Exchange Status. The parties hereto shall take (or refrain from taking) any and all actions necessary to ensure that, for United States federal income tax purposes: (i) the Exchange shall qualify as a reorganization within the meaning of Sections 368(a)(1)(B) of the Code, and (ii) that the tax consequences to the stockholders of both companies are minimized.

Section 6.10 Waiver of Claims. Each Seller for himself and his heirs, executors, administrators, attorneys and assigns, hereby releases and acknowledges full accord, satisfaction, discharge and settlement of, and further irrevocably and unconditionally forever releases, remises, and acquits EntertainmentXpress and any of its present or former officers, directors, stockholders, employees, agents, affiliates, parents, subsidiaries, predecessors, successors, attorneys and assigns (the “EntertainmentXpress Released Parties”) of and from any and all manner of actions, causes of action, arbitrations, controversies, expenses, damages, liabilities, demands, claims, counterclaims, cross-claims, obligations, losses, costs, promises, covenants, agreements, and suits of any kind or nature, whether known or unknown, whether contingent or fixed, whether developed or undeveloped, in law or equity, in tort or in contract from the beginning of time through the date of the full execution of this Agreement and the attachments and schedules hereto, which he may have or claim to have against EntertainmentXpress Released Parties, except for accrued wages for current employees. Each Seller expressly acknowledges that such claims released and discharged by this Section include, but are not limited to, any and all claims against EntertainmentXpress Released Parties for remuneration, compensation or benefits (including but not limited to fees, salary, expense reimbursements, commissions, stock, options or warrants for stock, success fees, insurance or other benefits, or any other form of remuneration, compensation or benefits of any kind) and any and all other claims of any kind and nature arising prior to execution of this Agreement and the attachments and schedules hereto, which relate in any way to EntertainmentXpress. This release shall extend to all claims, known and unknown. Each Seller is aware of, and specifically waives the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor”

Section 6.11 Resignation of Directors. Prior to Closing PMW shall have filed with the SEC a Schedule 14(f)-1 with respect to the change of control transactions described in this Agreement, and shall have caused the Schedule 14(f)-1 to be mailed to each registered holder of its Common Stock. Ten days following the mailing of the Schedule 14(f)-1 to the PMW registered stockholders, the current directors of PMW shall appoint Garrett Cecchini, Geoffrey Mulligan, Mark Rogers and Conor Riley to the PMW Board of Directors, and all the current directors of PMW shall resign.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 7.1 Conditions to Obligations of EntertainmentXpress. The obligations of EntertainmentXpress and Sellers to consummate the Exchange shall be subject to the fulfillment, or written waiver by EntertainmentXpress, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of PMW set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) PMW shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained;

(d) PMW shall have amended its outstanding long term debt such that (i) the maturity date and all payments shall be deferred until June 30, 2013, (ii) the debt shall be convertible into Common Stock at the option of the holder at any time at a price of $4.00 per share, and (iii) all principal and accrued interest shall automatically convert to Common Stock in the event that the 10 day trailing VWAP for the Common Stock as quoted on PMW’s principal trading market shall exceed $4.00 per share while the debt is still outstanding; and

(e) There has been no Material Adverse Effect on the business, condition or prospects of PMW until the Closing Date.

Section 7.2 Conditions to Obligations of PMW. The obligations of PMW to consummate the Exchange shall be subject to the fulfillment, or written waiver by PMW, at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of EntertainmentXpress set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(b) EntertainmentXpress shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by EntertainmentXpress on or prior to the Closing Date;

(c) All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein shall have been obtained; and

(d) There has been no Material Adverse Effect on the business, condition or prospects of EntertainmentXpress until the Closing Date.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification between the Parties.

(a) Notwithstanding any other indemnification provision hereunder, PMW (in this context, the “Indemnifying Party”) shall indemnify and hold harmless EntertainmentXpress and its officers, directors and each of the Sellers (in this context an “Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by PMW at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by PMW, (iii) any misrepresentation made by PMW, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by PMW pursuant hereto or in connection with the Exchange, (iv) any untimely filing of or inaccuracy in, and SEC Document, and (v) the operations and liabilities of PMW and/or any of its subsidiaries, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same.

(b) Notwithstanding any other indemnification provision hereunder, EntertainmentXpress (in this context, the “Indemnifying Party”) shall indemnify and hold harmless PMW and its officers and directors (in this context an “Indemnified Party”), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by EntertainmentXpress at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by EntertainmentXpress, and (iii) any misrepresentation made by EntertainmentXpress, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by EntertainmentXpress pursuant hereto or in connection with the Exchange.

(c) Notwithstanding any other indemnification provision hereunder, Sellers, individually and not severally or jointly (in this context, the “Indemnifying Party”), shall indemnify and hold harmless EntertainmentXpress and PMW (in this context an “Indemnified Party”), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by such Seller under this Agreement at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date and (ii) any breach or nonfulfillment of any covenants or agreements made by the Seller.

Section 8.2 Indemnification Procedures for Third Party Claims.

(a) Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.1 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party’s own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or do not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

Section 8.3 Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party has been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, EntertainmentXpress and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 10.10.

Section 8.4 Limitations on Indemnification. No claim for indemnification under this Article VIII shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VIII from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of PMW and EntertainmentXpress;

(b) by EntertainmentXpress, if the Closing shall not have occurred on or before June 1, 2010 or if any of the conditions to the Closing set forth in Section 7.1 shall have become incapable of fulfillment by June 1, 2010 and shall not have been waived in writing by EntertainmentXpress; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to EntertainmentXpress if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by PMW, if the Closing shall not have occurred on or before June 1, 2010 or if any of the conditions to the Closing set forth in Section 7.2 shall have become incapable of fulfillment by June 1, 2010 and shall not have been waived in writing by PMW; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to PMW if its action or failure to act has been a principal cause of or resulted in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by PMW or EntertainmentXpress if any Governmental or judicial Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Exchange and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Exchange shall be abandoned without any further action by the parties hereto. If this Agreement is terminated as provided herein:

(a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Exchange, whether obtained before or after the execution hereof; and

(b) each party agrees that all Confidential Information received by PMW or EntertainmentXpress with respect to the other party, this Agreement or the Exchange shall be kept confidential notwithstanding the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 10.2 Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 10.3 Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VIII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.5 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing and shall thereupon terminate two (2) years from the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 10.6 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 10.7 Specific Performance. The parties hereto agree that in the event that any party fails to consummate the Exchange in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 10.8 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax, email or other electronic transmission service to the appropriate address or number as set forth below (or any other address duly notified by a party hereto pursuant to the provisions of this Section 10.8).

If to PMW:		with a copy to:

Public Media Works, Inc.		Steven J. Davis, Esq.
1042 N. El Camino Real, Ste B-261		1042 N. El Camino Real, Ste B-261
Encinitas, CA 92024-1322		Encinitas, CA 92024-1322
Attn:	Steve Davis, Secretary
Phone:	(619) 788-2383	Phone:	(619) 788-2383
Fax:	(858) 367-8138	Fax:	(858) 367-8138
Email: steve@sjdavislaw.com

If to EntertainmentXpress or a Seller:		with a copy to:

EntertainmentXpress, Inc.		Sheppard, Mullin, Richter & Hampton LLP
700 Larkspur Landing Circle		12275 El Camino Real, Suite 200
Larkspur, CA 94939		San Diego, CA 92130
Attn:	Garrett Cecchini	Attn:	James A. Mercer III, Esq.
Phone:	(415) 793-8380	Phone:	(858) 720-7469
Fax:		Fax:	(858) 523-6705
Email:	glc_biz@yahoo.com	Email:	jamercer@sheppardmullin.com

Section 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.10 Consent to Jurisdiction. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Letter Agreement shall be commenced only in a state or federal court of competent jurisdiction the State of California, County of San Diego, and the parties hereto each consents to the jurisdiction of such a court.

Section 10.11 Counterparts. This Agreement may be executed in two or more counterparts and may be delivered by facsimile or electronic/PDF transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 10.12 Certain Definitions. As used herein:

(a) “Affiliate” shall have the meanings ascribed to such term in Rule 12b 2 of the Exchange Act;

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of San Diego, California;

(c) “Confidential Information” shall mean the existence and contents of this Agreement and the Schedules and Exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party which, prior to or following the Closing Date, has been disclosed by EntertainmentXpress, on the one hand, or PMW, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

(d) “Contract” shall mean any oral, written or implied contracts, agreements, licenses, instruments, indentures leases, powers of attorney, guaranties, surety arrangements or other commitments of any kind;

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(f) “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied;

(g) “Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

(h) “Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

(i) “Lien” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or proxy, pre-emptive rights, first refusal rights, participation rights, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

(j) “Material Adverse Effect” shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity;

(k) “Material Contract” shall mean any Contract, other than equipment and furniture leases entered into in the ordinary course of business, where the liabilities or commitments associated therewith exceed $10,000 individually or $50,000 in the aggregate;

(l) “Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

(m) “SEC” shall mean the Securities and Exchange Commission;

(n) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

(o) “Taxes” shall mean all taxes (whether U.S. federal, state, local or other non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PUBLIC MEDIA WORKS, INC.		ENTERTAINMENTXPRESS, INC.

By:	/s/ Joseph Merhi	By:	/s/ Garrett Cecchini
	Joseph Merhi		Garrett Cecchini
	CEO		CEO